EDGAR

Securities and Exchange Commission
File Desk
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

RE:   John Hancock Current Interest (the "Trust") on behalf of:
         John Hancock Money Market Fund and
         John Hancock U.S. Government Cash Reserve (together the "Funds")
         File Nos. 2-50931; 811-02485   (0000026262)

Ladies and Gentlemen:

Enclosed for filing on behalf of the Trust pursuant to (1) the Securities Act of 1933, as amended (the "1933 Act"), and 485(a) thereunder, (2) the Investment Company Act of 1940, as amended (the "1940 Act") and (3) Rule 101(a) of Regulation S-T, is Post-Effective Amendment No. 65 (Amendment No. 43 under the 1940 Act) to the Trust's Registration Statement on Form N-1A (the "Amendment"), including the Prospectus and Statements of Additional Information (SAI) of the Funds, Part C and exhibits, all marked to show changes from the current Registration Statement.

One copy of the filing has been manually signed and is held with the Trust's records.

The Amendment is being filed pursuant to paragraph (a) of Rule 485 and is intended to become effective on July 15, 2004. The purposes for which the Amendment is being filed are:

(1) eliminating the front end sales charge on Class C and

(2) making certain nonmaterial changes to the combined Prospectus and Statements of Additional Information.

Updated financial information will be filed at a later date pursuant to paragraph (b) of Rule 485.

If you have any questions or comments, please call me collect at (617) 375-1672.

                                                     Sincerely,

                                                     /s/Avery P. Maher
                                                     Avery P. Maher
                                                     Second Vice President
Enclosures